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               NEW ENGLAND WATER HEATER CO., INC.
                        Income Statement
                   Period Ended June 30, 1998
 (expressed in millions, rounded to hundred thousands of dollars)
               (Unaudited, subject to adjustment)

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                                                 Quarter
                                                 -------
 Revenues                                         $   0.7
                                                  --------

 Operating expenses
  Cost of sales                                       0.2
  Depreciation and amortization                             0.2
  Other operating expenses                                  0.2
                                                  --------
     Total operating expenses                         0.6
                                                  --------
 Net income                                           $     0.1
                                                  ========
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